CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to Registration Statement Amendment No. 333-110037 on Form N-1A of our report dated February 23, 2016, relating to the financial statements and financial highlights of Pioneer AMT-Free Municipal Fund, one of the funds constituting Pioneer Series Trust II (the "Trust"), appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2015. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP



Boston, Massachusetts
April 25, 2016